SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2005

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Cate Street, Fourth Floor, Portsmouth, New Hampshire 03801

(Address of principal executive offices, including zip code)

(603) 431-1780

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Amendment to Letter Agreement with Joseph E. Cresci

On December 30, 2005, Environmental Power Corporation (the “Company”) entered into an amendment (the “Amendment”) to its letter agreement, dated July 13, 2005 (the “Cresci Letter Agreement”), with Joseph E. Cresci, its Chairman. The Amendment provides for the following principal terms:

•	Mr. Cresci’s retirement date as set forth in the Letter Agreement was extended to June 30, 2006. During the remainder of the transition period ending on such date, Mr. Cresci will provide such support for the business development efforts of the Company and its subsidiary, Microgy, Inc., as the Company may reasonably request, consistent with the relocation of Mr. Cresci’s principal residence to Florida and a part-time schedule.

•	Mr. Cresci’s salary during the period beginning on January 1, 2006 and continuing through the retirement date will be 50% of his current salary, and his benefits will remain the same as those he currently enjoys.

In addition, the amendment makes clear that any retirement or severance payments and benefits to which Mr. Cresci is entitled will be paid in such manner and at such times as he and the Company agree will be compliant with Section 409A of the Internal Revenue Code. The other terms of the Cresci Letter Agreement remain in full force and effect.

Amendment to Letter Agreement with Donald A. Livingston

Also on December 30, 2005, the Company entered into a letter agreement with Donald A. Livingston, relating to the letter agreement between the Company and Mr. Livingston, dated July 13, 2005 (the “Livingston Letter Agreement”), confirming that Mr. Livingston’s Retirement Date (as defined in the Livingston Letter Agreement) has been extended in accordance with the terms of the Livingston Letter Agreement, to June 30, 2006 and that Mr. Livingston’s principal responsibilities will be to lead a team devoted to Microgy’s project development efforts. In addition, the amendment makes clear that any retirement or severance payments and benefits to which Mr. Livingston is entitled will be paid in such manner and at such times as he and the Company agree will be compliant with Section 409A of the Internal Revenue Code. All other terms of the Livingston Letter Agreement remain in full force and effect.

Bonus Unit Award to Donald A. Livingston

In connection with the extension of his Retirement Date, on December 30, 2005, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) authorized the grant to Mr. Livingston of a Bonus Unit Award under the Corporation’s 2005 Equity Incentive Plan (the “Plan”). The Bonus Unit Award provides for the following principal terms:

•	An award of 7,000 bonus units (each, a “Bonus Unit”), each of which is a unit of value, valued by reference to the increase, if any in the fair market value of the Company’s Common Stock over the Initial Value. The “Initial Value” of each Bonus Unit is $7.00 per unit.

•

Each Bonus Unit represents the right, subject to the terms of the Plan and the bonus unit award agreement, to receive a payment, in cash or in shares of Common Stock, at the discretion of the Compensation Committee, on the Bonus Date, equal to the positive difference, if any, between the Initial Value and the fair market value of a share of the Common Stock on June 30, 2006

(the “Bonus Date”). Bonus Units are used solely as units of measurement and are not shares of Common Stock.

•	The Bonus Units vest, if at all, only if the Board or the Compensation Committee, as the case may be, determines, in its sole discretion, that the Microgy’s pipeline gas development team, of which Mr. Livingston is a member, has made a significant contribution to the advancement of the business of the Company and Microgy.

•	In the event that Microgy or the Company is acquired by or merged into, or all or substantially all of their assets or a majority of their outstanding voting securities are acquired by, another entity, the Bonus Date shall be deemed to be the date of such event, the Bonus Units shall be deemed to be immediately vested as of such date, and any payment in respect thereof shall immediately become due and payable without any further action on the part of the Board or the Compensation Committee.

•	Mr. Livingston must continuously remain an employee of, or consultant or advisor to, the Company or Microgy and a member of the pipeline gas development team, from the grant date through and including the Bonus Date, or the Bonus Units and the right to any payment in respect thereof are immediately forfeited.

The Bonus Unit Award to Mr. Livingston is one of several such awards made in equal amounts to Mr. Livingston and the other members of Microgy’s pipeline gas development team, which is comprised of seven Microgy employees and consultants tasked with furthering the development of projects related to Microgy’s pipeline gas business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/S/ JOHN F. O’NEILL
John F. O’Neill Chief Financial Officer

Dated: January 3, 2006